Exhibit 16.1
September 10, 1997

Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for The DII Group, Inc. and, under the date of January 28, 1997, we reported on the consolidated balance sheets of The DII Group, Inc. and subsidiaries as of December 29, 1996 and December 31, 1995, and the related consolidated statements of income, stockholders' equity and cash flows for the 52 weeks ended December 29, 1996, and each of the years in the two-year period ended December 31, 1995. On September 4, 1997, our appointment as principal accountants was terminated. We have read The DII Group, Inc.'s statements included under Item 4 of its Form 8-K dated September 10, 1997, and we agree with such statements, except that we are not in a position to agree or disagree with The DII Group, Inc.'s statements that the change was approved by the Audit Committee of the Board of Directors, and we are not in a position to agree or disagree with The DII Group, Inc.'s statement that Deloitte and Touche LLP was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on The DII Group, Inc.'s financial statements.


Very truly yours,

/s/ KPMG PEAT MARWICK LLP